Exhibit 99.6

VERITONE, INC.

RESTRICTED STOCK UNIT AGREEMENT

RECITALS

A. The Board has adopted the Corporation’s Inducement Grant Plan (the “Plan”) for the purpose of providing an inducement material for eligible persons to enter into employment with the Corporation in accordance with the Inducement Award Rules.

B. The Participant is an individual who satisfies the standards for inducement grants under the Inducement Award Rules, and this Restricted Stock Unit Agreement (this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an inducement award of restricted stock units to the Participant.

C. All capitalized terms in this Agreement not defined in the Plan shall have the meaning assigned to them in this Agreement, including in the Award Summary below.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of RSUs. The Corporation hereby grants to the Participant, as of the Grant Date, an award of restricted stock units (“RSUs”) under the Plan (the “Award”). Each RSU represents the right to receive one share of Common Stock (each, a “Share”) on the specified issuance date following the vesting of that RSU. The number of RSUs subject to the Award, the applicable vesting schedule for those RSUs, the date on which Shares underlying those vested RSUs shall become issuable to the Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

AWARD SUMMARY

Participant:	[•]
Grant Date:	[•]
Number of RSUs Subject to Award:	[•]
Vesting Schedule:	[•]
Issuance Schedule:	[•]

2. Limited Transferability. Prior to the actual issuance of the Shares pursuant to RSUs which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares; provided, however, any Shares issuable pursuant to vested RSUs hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award.

3. Cessation of Service. Except as otherwise provided in the Plan or in a separate employment agreement between Participant and the Corporation containing provisions that are applicable to this Award, should Participant’s Service cease for any reason prior to vesting in one or more RSUs subject to this Award, then the Award will be immediately cancelled with respect to those unvested RSUs, and the number of RSUs will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled RSUs.

4. Stockholder Rights. The Participant shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares underlying the RSUs subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance.

5. Change in Control. This Award shall be subject to Section 2.6 of the Plan in the event of a Change in Control; provided, however, that if Participant’s employment is subject to a separate employment agreement containing provisions relating to a Change in Control that are applicable to this Award, such provisions are incorporated by reference into this Agreement.

6. Adjustment in Shares. Should any change be made to the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.

7. Issuance of Shares.

(a) Upon the applicable Issue Date, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of Shares.

(b) Except as otherwise provided in the Plan, the settlement of all RSUs which vest under the Award shall be made solely in Shares. In no event, however, shall any fractional Shares be issued. Accordingly, the total number of Shares to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.

8. Compliance with Laws and Regulations; Tax Withholding.

(a) The issuance of Shares pursuant to the Award shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto, including but not limited to all applicable federal, state or local employment and income tax laws or regulations, and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this Award shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

(c) The Corporation shall have the right to require the Participant to pay to the Corporation the amount of any Withholding Taxes and to take whatever action it deems necessary, in its sole discretion, to protect the interests of the Corporation in respect of such tax liabilities, including, without limitation, (i) withholding (or allowing Participant to elect to have the Corporation withhold) a portion of the shares of Common Stock otherwise issuable under the Award in satisfaction of all or a portion of such Withholding Taxes, or (ii) requiring Participant to sell (or allowing Participant to elect to sell) a portion of the shares of Common Stock issuable under the Award through a special sale and remittance procedure pursuant to which Participant shall concurrently provide instructions to (1) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the shares issuable under the Award and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover such Withholding Taxes and (2) the Corporation to deliver the issued shares directly to such brokerage firm on such settlement date in order to complete the sale.

9. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.

10. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated below the Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this

Award. To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder. For purposes of Code Section 409A, each installment distribution of Shares (or other installment distribution hereunder) shall be treated as a separate payment, and the Participant’s right to receive each such installment of shares (or other installment distribution hereunder) shall accordingly be treated as a right to receive a series of separate payments.

12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.

13. No Impairment of Rights. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. In addition, this Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or its shareholders to remove the Participant from the Board at any time in accordance with the provisions of applicable law.

14. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

15. Data Privacy. By accepting this Award, Participant: (a) explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of any of Participant’s personal data that is necessary to facilitate the implementation, administration and management of the Plan and Awards granted to Participant under the Plan; (b) understands that the Corporation and the Subsidiary (if applicable) employing Participant may, for the purpose of implementing, administering and managing the Plan and Awards granted to Participant under the Plan, hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, personal email address, date of birth, social security, social insurance number or other identification number, salary, nationality, job title, date of hire, date of termination and details of all Awards or entitlements to Common Stock granted to Participant under the Plan or otherwise (“Data”); (c) understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and awards granted to Participant under the Plan, including, but not limited to, any broker, transfer agent or trustee providing recordkeeping, account maintenance and/or transaction services or with whom the shares of Common Stock issued upon vesting of the Award may be deposited, and that these recipients may be located in Participant’s country or elsewhere, that the recipient’s country may have different data privacy laws and protections than Participant’s country, and that the recipient may hold the Data and make it accessible to the Corporation for the period of time required under the recipient’s data retention policies and procedures and/or contractual obligations to the Corporation in order to fulfill financial and tax reporting, inheritance and other contractual or legal purposes; and (d) authorizes the Corporation, any Subsidiary and their respective agents to store and transmit such information in electronic form.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated below.

Dated:	VERITONE, INC.

By:
Name:
Title:

[Participant Name]

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